EXHIBIT 99.1

J.JILL, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Q4 FY21 Net Sales Growth of 15.3% and Comparable Sales Growth of 19.7% vs. Q4 FY20

Q4 FY21 Gross Margin increase of 710bps and Gross Profit Growth of 29.8% vs. Q4 FY20

FY21 Net Sales Growth of 37.1% and Comparable Sales Growth of 23.4% vs. FY20

FY21 Gross Margin increase of 980bps and Gross Profit Growth of 60.6% vs. FY20

Quincy, MA – March 22, 2022 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the fourth quarter and fiscal year ended January 29, 2022.

Claire Spofford, President and Chief Executive Officer of J.Jill, Inc, stated, “Fiscal 2021 marked a year of significant recovery for J.Jill driven by the strengthening of our operating model focused on delivering gross margin improvement through disciplined inventory management and full price selling. We delivered significant Adjusted EBITDA expansion while navigating a dynamic macro environment, particularly in the second half of the year. I want to thank all of my teammates at J.Jill for their contributions to driving our strategic objectives.”

Ms. Spofford continued, “As we move into fiscal 2022, we are pleased with our performance to date, and we enter the year building on the disciplines we have established, particularly with regard to inventory and expense management. Looking ahead, our focus will remain on driving profitable growth while introducing new customers to our relevant and compelling brand and products.”

For the fourth quarter ended January 29, 2022:

•	Total net sales for the thirteen weeks ended January 29, 2022 were up 15.3% to $145.2 million compared to $125.9 million for the thirteen weeks ended January 30, 2021.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 19.7%.
•	Direct to consumer net sales were down 8.8% over 2020 driven by lower markdown sales and represented 52.1% of total net sales.
•

Gross profit was $92.7 million compared to $71.4 million in the fourth quarter of fiscal 2020. Gross margin was 63.9% compared to 56.7% in the fourth quarter of fiscal 2020. The year over year gross margin increase was driven by strong full price selling and reduced promotions which more than offset approximately 300bps of freight expense due to supply chain disruption.

•

SG&A was $85.2 million compared to $85.6 million in the fourth quarter of fiscal 2020. In the fourth quarter of fiscal 2020, SG&A included $1.2 million of transaction costs related to the debt-restructuring completed on September 30, 2020, and other one-time expenses compared with a one-time benefit of $0.3 million in the fourth quarter of fiscal 2021. Excluding these one-time items from both periods, SG&A as a percentage of total net sales was 58.9% compared to 67.0% in the fourth quarter of fiscal 2020.

•

Income from operations was $7.5 million compared to a loss of $28.5 million in the fourth quarter of fiscal 2020. Adjusted Income from Operations*, which excludes non-recurring items as well as impairment charges and transaction costs incurred in the fourth quarter of fiscal 2020 was $7.3 million compared to Adjusted Loss from Operations* of $13.0 million in the fourth quarter of fiscal 2020.

•	Interest expense was $4.4 million compared to $4.6 million in the fourth quarter of fiscal 2020.

•

During the fourth quarter of fiscal 2021, the Company recorded an income tax benefit of $0.4 million compared to a benefit of $9.7 million in the fourth quarter of fiscal 2020 and the effective tax rate was (13.0%) compared to 26.5% in the fourth quarter of fiscal 2020.

•	Net income was $3.6 million compared to a net loss of $26.9 million in the fourth quarter of fiscal 2020.
•

Net Income per Diluted Share was $0.25 compared to a net loss of $2.80 in the fourth quarter of fiscal 2020 including the impact of non-recurring items. Excluding the impact of these items, Adjusted Net Income per Diluted Share* in the fourth quarter of fiscal 2021 was $0.15 compared to a loss of $1.30 in the fourth quarter of fiscal 2020.

•	Adjusted EBITDA* for the fourth quarter of fiscal 2020 was $15.2 million compared to a loss of $3.8 million in the fourth quarter of fiscal 2020.
•	The Company closed 7 stores in the fourth quarter of fiscal 2021 and ended the quarter with 253 stores.

For year ended January 29, 2022:

•	Total net sales for the year ended January 29, 2022 were up 37.1% to $585.2 million compared to $426.7 million for the year ended January 30, 2021.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 23.4%.
•	Direct to consumer net sales grew 4.4% over 2020 and represented 49.8% of total net sales, compared to 65.5% for the year ended January 30, 2021.
•

Gross profit was $394.4 million compared to $245.6 million for the year ended January 30, 2021. Gross margin was 67.4% compared to 57.6% for the year ended January 30, 2021. The year over year gross margin increase was driven by strong full price selling and reduced promotions which more than offset approximately 125bps of freight expense due to supply chain disruption.

•

SG&A was $335.7 million compared to $343.4 million for the year ended January 30, 2021. For the year ended January 30, 2021, SG&A included $23.3 million of transaction costs related to the debt-restructuring completed on September 30, 2020, and other one-time expenses compared with $0.3 million of one-time expenses for the year ended January 29, 2022. Excluding these one-time items from both periods, SG&A as a percentage of total net sales was 57.3% compared to 75.0% for the year ended January 30, 2021.

•

Income from operations was $58.7 million compared to a loss of $164.1 million for the year ended January 30, 2021. Adjusted Income from Operations*, which excludes the non-recurring items and impairment charges, was $59.0 million compared to Adjusted Loss from Operations* of $74.5 million for the year ended January 30, 2021. For the year ended January 29, 2022, the Company did not incur any impairment charges compared to $66.3 million of impairment charges for the year ended January 30, 2021.

•	Interest expense was $19.1 million compared to $18.2 million for the year ended January 30, 2021.
•

During the year ended January 29, 2022, the Company recorded $59.8 million of non-cash charges associated with mark-to-market adjustments for the outstanding warrants and an embedded derivative associated with the Company’s Priming term loan. The mark-to-market adjustment was caused by the impact of J.Jill’s higher stock price on the valuation of the Company’s option to either paydown $4.9 million of principal on May 31, 2021 or issue additional shares to the lenders and the related antidilution provision in the warrant agreement.

•

During year ended January 29, 2022, the Company recorded an income tax provision of $8.0 million compared to a benefit of $48.2 million in year ended January 30, 2021, and the effective tax rate was (39.8%) compared to 25.7% in year ended January 30, 2021.

•

Net loss was $28.1 million which includes $59.8 million of charges related to the fair value adjustment of the warrants and the Priming Loan embedded derivative, compared to a loss of $139.4 million for the year ended January 30, 2021.

•

Net Loss per Diluted Share was $2.26 compared to a net loss of $15.22 for the year ended January 30, 2021 including the impact of non-recurring items. Excluding the impact of these items, Adjusted Net Income per Diluted Share* for the year ended January 29, 2022 was $2.13 compared to a loss of $7.49 for the year ended January 30, 2021.

•	Adjusted EBITDA* for the year ended January 29, 2022 was $91.8 million compared to a loss of $37.7 million for the year ended January 30, 2021.
•	The Company closed 14 stores for the year ended January 29, 2022 and ended the period with 253 stores.

Balance Sheet Highlights

•	The Company ended the fourth quarter of fiscal 2021 with $36.0 million in cash and $22.6 million of total availability under its revolving credit agreement.
•	Inventory at the end of the fourth quarter of fiscal 2021 decreased 3.5% to $56.0 million compared to $58.0 million at the end of the fourth quarter of fiscal 2020.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA, Adjusted Income from Operations and Adjusted Net Income” for more information.

Outlook

For the first quarter of fiscal 2022, the Company expects revenues to grow between 11.0% and 14.0% compared to the first quarter of fiscal 2021, and for Adjusted EBITDA to be in the range of $20.0 and $22.0 million.

For fiscal 2022, the Company expects total capital spend to be between $15.0 million and $18.0 million and up to 10 net store closures.

Conference Call Information

A conference call to discuss fourth quarter 2021 results is scheduled for today, March 22, 2022, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (888) 330-3391 or (646) 960-0845 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 2289963 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the call and can be accessed both online and by dialing (800) 770-2030 or (647) 362-9199. The pin number to access the telephone replay is 2289963. The telephone replay will be available until Tuesday, March 29, 2022.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through 253 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Income (Loss) from Operations, which represents operating income (loss) plus impairments of goodwill, intangible assets and other long-lived assets and other non-recurring expense and one-time items.  We present Adjusted Income (Loss) from Operations because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts, and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Net Income (Loss), which represents net income (loss) plus impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted Net Income (Loss) because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Diluted Earnings (Loss) per Share (“Adjusted Diluted EPS”) represents Adjusted Net Income (Loss) divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA and Adjusted Net Income (Loss) as well as Reconciliation of GAAP Operating Income (Loss) to Adjusted Income (Loss) from Operations” and not rely solely on Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss), Adjusted Diluted EPS or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets; the impact of the COVID-19 epidemic on the Company and the economy as a whole; post-pandemic changes in customer behavior and the timeline of economic recovery; and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	January 29, 2022	January 30, 2021
Net sales	$145,153	$125,901
Costs of goods sold	52,432	54,458
Gross profit	92,721	71,443
Selling, general and administrative expenses	85,200	85,619
Impairment of long-lived assets (a)	—	6,284
Impairment of intangible assets	—	8,000
Operating income (loss)	7,521	(28,460)
Fair value adjustment of derivative	—	720
Fair value adjustment of warrants - related party (b)	—	2,871
Interest expense	3,927	4,188
Interest expense, net - related party	432	402
Income (loss) before provision for income taxes	3,162	(36,641)
Income tax benefit	(412)	(9,699)
Net income (loss) and total comprehensive income (loss)	$3,574	$(26,942)
Net income (loss) per common share attributable to common shareholders
Basic	$0.26	$(2.80)
Diluted	$0.25	$(2.80)
Weighted average number of common shares outstanding
Basic	13,806,162	9,625,780
Diluted	14,179,924	9,625,780

(a)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.

(b)    The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from January 30, 2021 through May 31, 2021.

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share data)

	Year Ended
	January 29, 2022	January 30, 2021
Net sales	$585,206	$426,730
Costs of goods sold	190,770	181,103
Gross profit	394,436	245,627
Selling, general and administrative expenses	335,716	343,448
Impairment of long-lived assets (a)	—	33,777
Impairment of goodwill	—	17,900
Impairment of indefinite-lived intangible assets	—	14,620
Operating income (loss)	58,720	(164,118)
Fair value adjustment of derivative	2,775	1,005
Fair value adjustment of warrants - related party (b)	56,984	4,214
Interest expense, net	17,057	17,695
Interest expense, net - related party	2,029	534
Loss before provision (benefit) for income taxes	(20,125)	(187,566)
Income tax provision (benefit)	8,018	(48,162)
Net loss and total comprehensive loss	$(28,143)	$(139,404)
Net loss per common share attributable to common shareholders:
Basic	$(2.26)	$(15.22)
Diluted	$(2.26)	$(15.22)
Weighted average number of common shares outstanding:
Basic	12,429,759	9,159,686
Diluted	12,429,759	9,159,686

(a)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(b)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from January 30, 2021 through May 31, 2021.

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash	$35,957	$4,407
Accounts receivable	5,811	7,793
Inventories, net	56,024	58,034
Prepaid expenses and other current assets	25,456	43,035
Total current assets	123,248	113,269
Property and equipment, net	57,329	73,906
Intangible assets, net	80,711	88,976
Goodwill	59,697	59,697
Operating lease assets, net	130,744	161,135
Other assets	120	199
Total assets	$451,849	$497,182
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$49,924	$56,263
Accrued expenses and other current liabilities	48,853	43,854
Current portion of long-term debt	7,692	2,799
Current portion of operating lease liabilities	32,276	37,967
Borrowings under revolving credit facility	—	11,146
Total current liabilities	138,745	152,029
Long-term debt, net of discount and current portion	196,511	225,401
Long-term debt, net of discount and current portion - related party	5,605	3,311
Deferred income taxes	10,704	13,835
Operating lease liabilities, net of current portion	143,207	179,022
Warrants - related party	—	15,997
Derivative liability	—	2,436
Other liabilities	1,732	2,049
Total liabilities	496,504	594,080
Commitments and contingencies
Shareholders’ Deficit
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 10,001,422 and 9,631,633 shares issued and outstanding at January 29, 2022 and January 30, 2021, respectively	100	97
Additional paid-in capital	209,747	129,363
Accumulated deficit	(254,502)	(226,358)
Total shareholders’ deficit	(44,655)	(96,898)
Total liabilities and shareholders’ deficit	$451,849	$497,182

J.Jill, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	January 29, 2022	January 30, 2021
Net income (loss)	$3,574	$(26,942)
Fair value adjustment of derivative	—	720
Fair value adjustment of warrants - related party (a)	—	2,871
Interest expense, net	3,927	4,188
Interest expense, net - related party	432	402
Income tax benefit	(412)	(9,699)
Depreciation and amortization	7,160	8,024
Equity-based compensation expense (b)	729	546
Write-off of property and equipment (c)	52	592
Adjustment for costs to exit retail stores (d)	(574)	(486)
Impairment of goodwill and other intangible assets	—	8,000
Impairment of long-lived assets (e)	—	6,284
Transaction costs (f)	—	1,278
Other non-recurring items (g)	307	427
Adjusted EBITDA	$15,195	$(3,795)

	Year Ended
	January 29, 2022	January 30, 2021

Net loss	$(28,143)	(139,404)
Fair value adjustment of derivative	2,775	1,005
Fair value adjustment of warrants - related party (a)	56,984	4,214
Interest expense, net	17,057	17,695
Interest expense, net - related party	2,029	534
Income tax provision (benefit)	8,018	(48,162)
Depreciation and amortization	29,258	33,696
Equity-based compensation expense (b)	2,610	2,160
Write-off of property and equipment (c)	940	969
Adjustment for costs to exit retail stores (d)	(1,755)	(1,444)
Impairment of goodwill and other intangible assets	—	32,520
Impairment of long lived assets (e)	—	33,777
Transaction costs (f)	—	21,914
Other non-recurring items (g)	2,013	2,820
Adjusted EBITDA	$91,786	$(37,706)

(a)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from January 30, 2021 through May 31, 2021.
(b)

Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant.

(c)	Represents the net gain or loss on the disposal of fixed assets.
(d)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(e)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(f)	Represents items management believes are not indicative of ongoing operating performance and are primarily composed of legal and advisory costs.
(g)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Operating Income (Loss) to Adjusted Income (Loss) from Operations

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	January 29, 2022	January 30, 2021
Operating income (loss)	$7,521	$(28,460)
Adjustment for costs to exit retail stores (a)	(574)	(486)
Impairment of goodwill and other intangible assets	—	8,000
Impairment of long-lived assets (b)	—	6,284
Transaction costs (c)	—	1,278
Other non-recurring items (d)	307	427
Adjusted income (loss) from operations	$7,254	$(12,957)

	Year Ended
	January 29, 2022	January 30, 2021

Operating income (loss)	$58,720	$(164,118)
Adjustment for costs to exit retail stores (a)	(1,755)	(1,444)
Impairment of goodwill and other intangible assets	—	32,520
Impairment of long-lived assets (b)	—	33,777
Transaction costs (c)	—	21,914
Other non-recurring items (d)	2,013	2,820
Adjusted income (loss) from operations	$58,978	$(74,531)

(a)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(b)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(c)	Represents items management believes are not indicative of ongoing operating performance and are primarily composed of legal and advisory costs.
(d)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	January 29, 2022	January 30, 2021
Net income (loss) and total comprehensive income (loss)	$3,574	$(26,942)
Add: Income tax benefit	(412)	(9,699)
Loss before provision (benefit) for income tax	3,162	(36,641)
Add: Fair value adjustment of derivative	—	720
Add: Fair value adjustment of warrants - related party (a)	—	2,871
Add: Adjustment for costs to exit retail stores (b)	(574)	(486)
Add: Impairment of goodwill and other intangible assets	—	8,000
Add: Impairment of long-lived assets (c)	—	6,284
Add: Transaction costs (d)	—	1,278
Add: Other non-recurring items (e)	307	427
Adjusted income (loss) before income tax provision (benefit)	2,895	(17,547)
Less: Adjusted tax provision (benefit) (f)	712	(5,001)
Adjusted net income (loss)	$2,183	$(12,546)
Adjusted net income (loss) per common share
Diluted	$0.15	$(1.30)
Weighted average number of common shares
Diluted	14,179,924	9,625,780

(a)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from the beginning of the respective period through May 31, 2021.
(b)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(c)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(d)	Represents items management believes are not indicative of ongoing operating performance and are primarily composed of legal and advisory costs.
(e)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.
(f)	The adjusted tax provision for adjusted net income is estimated by applying a rate of 24.6% for fiscal 2021 and 26.0% for fiscal 2020 to the adjusted loss before income tax provision (benefit).

J.Jill, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(Unaudited)

(Amounts in thousands, except share and per share data)

	Year Ended
	January 29, 2022	January 30, 2021
Net loss and total comprehensive loss	$(28,143)	$(139,404)
Add: Income tax provision (benefit)	8,018	(48,162)
Loss before provision (benefit) for income tax	(20,125)	(187,566)
Add: Fair value adjustment of derivative	2,775	1,005
Add: Fair value adjustment of warrants - related party (a)	56,984	4,214
Add: Adjustment for costs to exit retail stores (b)	(1,755)	(1,444)
Add: Impairment of goodwill and other intangible assets	—	32,520
Add: Impairment of long-lived assets (c)	—	33,777
Add: Transaction costs (d)	—	21,914
Add: Other non-recurring items (e)	2,013	2,820
Adjusted income (loss) before income tax provision (benefit)	39,892	(92,760)
Less: Adjusted tax provision (benefit) (f)	9,813	(24,118)
Adjusted net income (loss)	$30,079	$(68,642)
Adjusted net income (loss) per common share
Diluted	$2.13	$(7.49)
Weighted average number of common shares
Diluted (g)	14,090,785	9,159,686

(a)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from the beginning of the respective period through May 31, 2021.
(b)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(c)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(d)	Represents items management believes are not indicative of ongoing operating performance and are primarily composed of legal and advisory costs.
(e)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.
(f)	The adjusted tax provision for adjusted net income is estimated by applying a rate of 24.6% for fiscal 2021 and 26.0% for fiscal 2020 to the adjusted loss before income tax provision (benefit).

(g)    The weighted average number of common shares for fiscal 2021 includes the impact of equity compensation awards because they are dilutive.  Such equity compensation awards are excluded for GAAP amounts because their inclusion would be antidilutive due to the net loss.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241

Brand Media:

Meredith Schwenk

J.Jill, Inc.

media@jjill.com

617-376-4399